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                                                                   EXHIBIT 10.1


                          SECURITIES PURCHASE AGREEMENT

                                     BETWEEN

                                  ZIPLINK, LLC

                                       AND

                               BAY NETWORKS, INC.

                               December 23, 1997


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     Agreement made as of December 23, 1997, by and between ZipLink, LLC, a
Connecticut limited liability company (the "Company"), and Bay Networks, Inc., a Delaware corporation (the "Purchaser"). The Company and the Purchaser are referred to collectively in this Agreement as the "Partners."

                              W I T N E S S E T H:

     WHEREAS, to provide additional working capital for the Company, the Company has agreed to sell, and the Purchaser has agreed to purchase, the Initial Purchaser Units and Debentures (each as hereinafter defined) on the terms and subject to the conditions as set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                          ISSUE AND SALE OF SECURITIES

     1.1. DESCRIPTION OF SECURITIES. The Company has duly authorized the issue and sale, in accordance with the terms and conditions of this Agreement (i) 100,000 units of ownership in the Company ("Units"), (ii) a $2,500,000 aggregate principal amount unsecured, convertible debenture substantially in the form of EXHIBIT A attached hereto ("Debenture #1") and (iii) a $5,000,000 aggregate principal amount unsecured, convertible debenture ("Debenture #2," and together with Debenture #1, the "Debentures") substantially in the form of EXHIBIT B attached hereto. Each Unit purchased by the Purchaser hereunder or acquired or acquirable upon conversion of either both of the Debentures is referred to herein as a "Purchaser Unit" and, collectively, as the "Purchaser Units."

     In addition to the rights granted to the Purchaser in this Agreement, the Units shall have the rights set forth in the Operating Agreement of ZipLink LLC, dated as of November 21, 1995 (the "Operating Agreement"), as supplemented by the Certificate of Senior in the form attached as EXHIBIT C (the "Certificate of Designation").

     1.2. PURCHASE AND SALE. On the basis of the representations and warranties and on the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue and deliver to the Purchaser, and the Purchaser agrees to acquire from the Company, the Purchaser Units to be purchased in accordance with Section 1.1(i) (the "Initial Purchaser Units") and the Debentures.

     1.3. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Brenner, Saltzman & Wallman LLP, in New Haven, Connecticut, commencing at 4:00 p.m. on December , 1997, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement have not been satisfied or waived by such date, on such mutually agreeable later date as soon as


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practical after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (the "Closing Date").

     1.4. DELIVERY. At the Closing, and pursuant to Article VI hereof, the Company will deliver a duly executed Certificate of Designation and the Debentures, against payment of the purchase price for the Initial Purchaser Units by check payable to the order of the Company or by wire transfer.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company represents and warrants to Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached to this Agreement as EXHIBIT D hereto (the "Disclosure Schedule").

     2.1. ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company is duly qualified to conduct business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect. The Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered the Articles of Organization, as amended, the Operating Agreement and other charter documents, as amended, of the Company, in effect as of the date hereof (the "Charter Documents").

     2.2. CAPITALIZATION. The issued and outstanding Units immediately after Closing, will consist of 999,083 Units. The Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Members of the Company, indicating the number of Units held by each Member, all holders of options for the purchase of Units (each an "Option"), including the number of Units subject to each such Option, and all plans or arrangements pursuant to which such Options have been granted (the "Option Plans"). All of the issued and outstanding Units are, and all Units that may be issued upon exercise of Options will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Upon issuance of the Initial Purchaser Units in accordance herewith and upon issuance of the Purchaser Units other than the Initial Purchaser Units (the "Debenture Purchaser Units") in accordance herewith and in accordance with the Debentures, the Initial Purchaser Units and the Debenture Purchaser Units will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding Units were issued in compliance with applicable federal and state securities laws. Upon issuance of the Initial Purchaser Units and the Debentures in accordance herewith, and the Debenture Purchaser Units upon conversion of the Debentures, the Initial Purchaser Units and the Debentures and the Debenture Purchaser Units will be issued in compliance with applicable federal and state securities laws. In addition to the rights provided under statute and common law, the rights of the Units will be stated in the Operating Agreement,


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as supplemented by the Certificate of Designation. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its Units, other than the Options listed in Section 2.2 of the Disclosure Schedule. There are no plans providing for options to purchase Units or similar rights other than the Option Plans listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized unit appreciation, phantom unit or any similar rights with respect to the Company. Except as set forth on the Disclosure Schedule, there are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, of any Units.

     2.3. AUTHORIZATION. The Company has all requisite power and authority to execute and deliver this Agreement, the Debentures and the Certificate of Designation and to perform its obligations hereunder and under the Debentures. The execution and delivery of this Agreement, the Debentures and the Certificate of Designation and the performance by the Company of this Agreement and the Debentures and the consummation by the Company of the transactions contemplated by this Agreement and the Debentures have been duly and validly authorized by all necessary action on the part of the Company and the Members. This Agreement, the Debentures and the Certificate of Designation have been duly and validly executed and delivered by the Company and this Agreement and the Debentures constitute a valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies.

     2.4. NONCONTRAVENTION. The execution and delivery of this Agreement by the Company, and/or the consummation by the Company of the transactions contemplated by this Agreement will not (a) conflict with or violate any provision of the Charter Documents, as amended by the Certificate of Designation, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, administrative agency or commission or other governmental or regulatory authority or agency (each a "Governmental Entity") except for any filing, notice, approval, authorization or consent required under California securities laws, or (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement, instrument, commitment or other obligation (including any obligation under any offer to acquire the Company, its Units or material assets through merger or otherwise) to which the Company is a party or by which the Company is bound.

     2.5. SUBSIDIARIES. The Company has no wholly-owned or partially-owned subsidiaries.

     2.6. FINANCIAL STATEMENTS. The Company has furnished to the Purchaser an audited balance sheet and income statement, changes in equity and cash flows of the Company for the fiscal year ending September 30, 1996 and an unaudited balance and income statement for the year-to-date through September 30, 1997 (such financial statements being collectively referred to


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herein as the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial position of the Company in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, for the periods then indicated (subject to normal year-end adjustments in the case of the September 30, 1997 Financial Statements).

     2.7. ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, there has not been to the Company's knowledge:

          (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business and changes attributable to general economic conditions or conditions affecting the internet access and service provider industry generally, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company taken as a whole;

          (b) Any resignation or termination of any Manager or Service Member of the Company other than the resignation of Eric Zachs as Manager and the appointment of Henry M. Zachs as Manager; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such Manager or Service Member;

          (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

          (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

          (f) Any direct or indirect loans made by the Company to any Member, Manager or employee of the Company, other than advances made in the ordinary course of business;

          (g) Any material change in any compensation arrangement or agreement with any Manager or material employee;

          (h) Any declaration or payment of any distribution of the assets of the Company;

          (i) Any labor organization activity;


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          (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

          (k) Any sale, assignment or transfer of Intellectual Property (as defined in Section 2.9 herein);

          (l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company, including compensation agreements with the Company's employees; or

          (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company taken as a whole.

     2.8. TAX MATTERS. The Company has filed on a timely basis all federal, state, local and foreign Taxes (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. The Company has paid when due all Taxes which have become due as they became due and withheld and remitted any Taxes required to be withheld by it other than taxes the failure of which to pay, withhold or remit would not materially adversely affect the Company. No unsatisfied deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or, to the best of the knowledge of the Company, threatened. The Company has properly filed all of its federal, state, local and foreign tax returns as a partnership and will be able to continue to so file after the issuance of the Debentures and the Initial Purchaser Units. "Taxes" means all taxes, and all charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchises) imposed by the United States of America or any state, local or foreign government, or any agency thereof.

     2.9. INTELLECTUAL PROPERTY.

          (a) The Company owns or has the right to use all Intellectual Property (as defined below and set forth in Section 2.9.(a) of the Disclosure Schedule) used in the operation of its business or necessary for the operation of its business as currently conducted and as currently proposed to be conducted. The Company has taken reasonable measures to protect the proprietary nature of the Company's Intellectual Property that is material to its business and to maintain in confidence all trade secrets and confidential information, that it owns or uses and that is material to its business. No other person or entity has any rights to any of the Intellectual Property owned or used by the Company and material to its business, and, to the best of the Company's knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that the Company owns or uses and that is material to its business. To the extent requested, the Company has made available to the Purchaser correct and complete copies of all written documentation evidencing ownership of, any claims or disputes relating to,


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each item of its Intellectual Property. For purposes of this Agreement,
"Intellectual Property" means all (i) patents and patent applications; (ii) copyrights and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets and confidential business information, whether patentable or unpatentable and including but not limited to (to the extent secret, confidential or proprietary), know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; (vi) tradenames, trademarks and service marks and registrations thereof, and applications for registration thereof; and (vii) other proprietary rights relating to any of the foregoing; provided, however, that Intellectual Property does not include off-the-shelf software that is generally commercially available.

          (b) To the best of the Company's knowledge, none of the activities or business currently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (c) The Company has not granted any rights to any third party with respect to any of its Intellectual Property.

     2.10. TITLE TO PROPERTY AND ASSETS. The Company has good and marketable title to all of its properties and assets free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due and possible minor liens and encumbrances which do not, in any case, in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances. The Company's properties and assets are in operating condition and repair in all material respects.

     2.11. CONTRACTS. [Section 2.11 of the Disclosure Schedule lists each contract, agreement or commitment (written or oral) to which the Company is a party that is material to the Company or its business, including without limitation (a) any contract, agreement or commitment providing for the payment by the Company of an amount in excess of $25,000 or which the Company cannot terminate on less than 30 days' notice (other than licenses for the Company's Intellectual Property identified in Section 2.9(c) of the Disclosure Schedule);
(b) any contract, agreement or commitment concerning non-competition; (c) any contract, agreement or commitment with any Member or employee of the Company;
(d) any contract, agreement or commitment with any distributors or resellers of the Company's products or services; and (e) any contract, agreement or commitment pursuant to which the Company has granted any exclusive marketing or other rights to any third party, (collectively, together with the agreements and licenses listed in Section 2.9(c) and 2.9(d) of the Disclosure Schedule, the "Contracts"). The Company has previously delivered or made available for inspection to the Buyer a complete and accurate copy of each Contract. Each Contract is a valid and binding agreement between the


                                       6

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Company, and to the knowledge of the Company, the other party or parties thereto; and with respect to the Company, and to the knowledge of the Company, with respect to the other party or parties thereto, no defaults or breaches exist under any of the Contracts.] [Subject to revision upon inspection of agreements by Bay Networks.]

     2.12. INSURANCE. Section 2.12 of the Disclosure Schedule lists all insurance policies of the Company and includes a summary description of the businesses and properties of the Company, which description includes the property or liabilities covered, the insurer and the amount and period of coverage. The Company has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable in light of the business in which it is engaged and its stage of development.

     2.13. LITIGATION. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened before any court, administrative agency or other governmental body against the Company which questions the validity of this Agreement, the Debentures or the Operating Agreement, as supplemented by the Certificate of Designation or the right of the Company to enter into either of them, or to consummate the transactions contemplated hereby or thereby, or which could result, either individually or in the aggregate, in any material adverse change in the condition (financial or otherwise), business, results of operations, property, assets or liabilities of the Company, execept as set forth in Section 2.13 of the Disclosure Schedule. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     2.14. COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of (i) any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which could materially adversely affect the condition (financial or otherwise), results of operations, business, property, assets or liabilities of the Company or (ii) of any provision of any federal, state or local statute, rule or governmental regulation which could materially adversely affect the condition (financial or otherwise), results of operations, business, property, assets or liabilities of the Company. The execution, delivery and performance of and compliance with this Agreement, the Debenture and the Operating Agreements as supplemented by the Certificate of Designation, and the issuance and sale of the Debentures and the Purchase Units, will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision which could have a material adverse effect on the Company.


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     2.15. PERMITS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, condition (financial or otherwise), or results of operations of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted or as currently proposed to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     2.16. EMPLOYEES.

          (a) Substantially all and each key employee of the Company has entered into a confidentiality and assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. To the best of the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement.

          (b) All employment agreements, employee benefit plans or policies (including without limitation bonus programs, insurance plans, policies relating to vacations, sick days and leaves of absence, and pension or retirement plans) of the Company, including those subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") arose or were created in the ordinary course of business. The Company has complied in all material respects with the terms of each such plan or policy and with the provisions of all laws and regulations applicable to such plan or policy. The Company has no material liability or obligation under any such plan or policy, except as may be reflected on the Financial Statements.

     2.17. ENVIRONMENTAL MATTERS.

          (a) To the best of the Company's knowledge, the Company has complied with all applicable Environmental Laws (as defined below) except for violations of Environmental Laws that do not and will not have a material adverse effect on the Company. There is no pending or, to the best of the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except those that will not, individually or in the aggregate, have a material adverse effect on the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels


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and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.
As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").


          (b) To the best of the Company's knowledge, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company except for those that would not, individually or in the aggregate, have a material adverse effect on the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to governmental entities (copies of which have been provided to the Buyer). To the best of the Company's knowledge, there have not been any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company except for those that would not, individually or in the aggregate, have a material adverse effect on the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

     2.18. CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to the Company. Section 2.18 of the Disclosure Schedule describes any transactions or relationships between the Company and any affiliate thereof.

     2.19. BROKERS' FEES. Except as set forth in Section 2.19 of the Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.20. OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 3.3 hereof, the offer, sale and issuance of the Purchaser Units and the Debentures will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, including under the California Corporations Code, as amended. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Purchaser Units to any


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person or persons so as to bring the sale of such Purchaser Units by the Company within the registration provisions of the Securities Act.

     2.21. DISCLOSURE. To the best of the Company's knowledge, the Company has fully provided the Purchaser with all the information that Purchaser has requested for deciding whether to purchase the Purchaser Units and the Debentures. Neither this Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which it was made.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


     Purchaser hereby represents and warrants to the Company as follows:

     3.1. AUTHORIZATION. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies.

     3.2. CONSENTS. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of Purchaser required in connection with the consummation of the transactions contemplated in this Agreement have been or shall have been obtained prior to and be effective as of the Closing.

     3.3. INVESTMENT REPRESENTATIONS. Purchaser understands that neither the Purchaser Units nor the Debentures have been registered under the Securities Act. Purchaser also understands that neither the Purchase Units nor the Debentures are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

          (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Initial Purchaser Units, Debentures or Debenture


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Purchaser Units issuable to the Purchaser upon a conversion of the Debentures are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Initial Purchaser Units, Debentures or Debenture Purchase Units. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Initial Purchaser Units, Debentures or Debenture Purchase Units issuable to the Purchaser upon a conversion of the Debentures under the circumstances, in the amounts or at the times Purchaser might propose.

          (b) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

          (c) ACCREDITED INVESTOR. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (d) INVESTMENT. Purchaser is acquiring the Initial Purchaser Units and Debentures for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling or distributing the Initial Purchaser Units and Debentures or the Debenture Purchaser Units. Purchaser understands that the Initial Purchaser Units, Debentures or Debenture Purchaser Units have not been registered under the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

          (e) COMPANY INFORMATION. Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment and has had full access to such other information concerning the Company as it has requested.

          (f) RESTRICTED SECURITIES. Purchaser acknowledges and agrees that the Initial Purchaser Units, Debentures and Debenture Purchaser Units issuable to the Purchaser upon a conversion of the Debentures must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the

Securities Exchange Act of 1934) and the number of securities being sold during any three-month period not exceeding specified limitations.

     3.4. TRANSFER RESTRICTIONS. Purchaser acknowledges and agrees that the Purchaser Units are subject to restrictions on transfer as set forth in the Operating Agreement, as supplemented by the Certificate of Designation.

     3.5. NO BROKERS. Purchaser has no liability or obligation to pay any fees or commissions to, and has not been solicited or contacted by, any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                   COVENANTS

     The parties hereby covenant and agree as follows:

     4.1. BASIC FINANCIAL INFORMATION AND REPORTING.

          (a) The Company will furnish to Purchaser as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Manager or Managers, as the case may be.

          (b) The Company will furnish to Purchaser (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget of sales and expenses for such fiscal year; and (ii) within thirty (30) days after the end of each quarter, an unaudited balance sheet and statements of income and cash flows, prepared in accordance with GAAP, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, but such statement shall set forth applicable budget figures and variances from budget.

     4.2. INSPECTION RIGHTS. For legitimate business purposes solely in connection with its investment and provided Purchaser is not a competitor to or competitive with the Company. Purchaser shall have the right to visit and inspect any of the properties of the Company, and to discuss the affairs, finances and accounts of the Company with its officers, all at such reasonable times and as often as may be reasonably requested after notice and during normal business hours provided Purchaser does not interfere with the Company's ongoing business operations; provided, however, that the Company shall not be obligated under this Section 4.2 with respect to a competitor of the Company or with respect to information which the Company determines in good faith is confidential and should not, therefore, be disclosed.

     4.3. OBSERVER RIGHTS. For legitimate business purposes solely in connection with its investment and provided Purchaser is not a competitor to or competitive with the Company, the Purchaser shall have the right to have a representative (the "Representative") reasonably acceptable to the Company attend all formal proceedings and meetings of the Company (the "Proceedings") relating to the governance thereof in a nonvoting observer capacity, to receive notice of such Proceedings, and to receive the written information provided by the Company to voting participants (the "Participants") in connection with such Proceedings; provided, however, that the Representative and each person having access to any of the information provided by the Company to the Participants must agree, in writing, to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such Proceedings or otherwise (which agreement shall be presumed by their attendance at any such Proceedings or their acceptance of any such information); provided, further, that the Company reserves the right not to provide information and to exclude the Representative from any Proceeding or portion thereof if delivery of such information or attendance at such meeting by such Representative would result in disclosure of trade secrets to such Representative or would adversely affect the attorney-client privilege between the Company and its counsel.

     4.4. USE OF PROCEEDS. The Company agrees to use the proceeds of the Initial Purchase Units and the Debentures for working capital purposes to finance the anticipated growth of the Company.

     4.5. ADDITIONAL FINANCING.

          (a) The Company shall not be permitted to incur any additional indebtedness which by its terms require repayment of such indebtedness prior to repayment of the Debentures other than any debt arising out of the refinancing or restructuring of the then outstanding principal balance of any currently outstanding indebtedness of the Company to the Bank of Boston, Henry M. Zachs and his affiliates ("Founders' Debt") which Founders' Debt as at the date hereof is approximately $15,000,000 and which may be secured by any and all of the existing or hereafter acquired assets of the Company. No such refinancing shall cause the Company to incur any indebtedness in excess of the outstanding principal amount at the time of any refinancing. Purchaser shall (i) execute and deliver a Subordination Agreement, the terms of which shall be reasonably consistent with the terms of subordination contained in the Debentures, and (ii) not unreasonably withhold consent to additional terms of such Subordination Agreement not contained in such Debentures, reasonably required by the holders of the Founders' Debt (except for the holders of the Founder's Debt on the date hereof).

          (b) Simultaneously with any Borrower Voluntary Conversion (as defined in Debenture #2), the Company will cause a portion of the Founders' Debt equal to the lesser of (a) $7.5 million, and (b) 150% of the balance of Debenture #2 so converted to be contributed to capital of the Company with the issuance of additional Units to the holders of the Founders' Debt. Such Units shall be identical in all respects to the Debenture Purchase Units. The number of Units to be issued upon any conversion of the Founders' Debt shall be determined by dividing the amount of indebtedness converted by the then-applicable Conversion Price (as defined in Debenture #2).

     4.6. UNIT PURCHASE RIGHTS

          4.6.1 RIGHT TO MAINTAIN PARTICIPATION

          (a) Subject to Section 4.6.1(b) and Section 4.6.2 hereof, prior to any sale and/or issuance by the Company of any Senior Units, as defined in the Certificate of Designation, or any security exercisable for or convertible into such Units (the "Senior Units Equivalents"), the Company shall give Purchaser written notice (the "Notice of Issuance") of the Company's intention to sell and/or issue such Senior Units or Senior Units Equivalents, setting forth the proposed price, quantity and other material terms and conditions under which the Company proposes to make such sale and/or issuance. If the Company consummates the sale or issuance of Senior Units or Senior Units Equivalents described in the Notice of Issuance (a "Senior Units Transaction"), Purchaser shall have the right (the "Senior Units Participation Right") to purchase or otherwise acquire up to a number of Senior Units or Senior Units Equivalents on terms which are at least as favorable to Purchaser as the terms on which the Company sold or otherwise issued such Senior Units or Senior Units Equivalents in such Senior Units Transaction, such that, immediately after the purchase or other acquisition by the Purchaser, Purchaser's ownership of the total number of outstanding shares of Senior Units equals the same percentage of the total shares of Units on a Fully Diluted Basis (as described below) as Purchaser held immediately prior to the sale or issuance described in the Notice of Issuance. Purchaser shall have thirty (30) days from the giving of the Notice of Issuance (the "Participation Election Period") to notify the Company in writing that it elects to purchase or otherwise acquire some or all of its share of the Senior Units or Senior Units Equivalents which it is entitled to purchase or otherwise acquire under this Section 4.6.1. Any such notice is not revocable upon expiration of the Participation Election Period, and the Purchaser must close within fifteen (15) days of of such notice of election.

     "Fully Diluted Basis" in this Section 4.6.1 means, without duplication, (i) all of the Company's Units outstanding, (ii) all of the Company's Units issuable upon the exercise of any option, warrant or similar right outstanding, whether or not presently exercisable, and (iii) all of the Company's Units issuable upon the exercise of any conversion or exchange right contained in any security convertible into or exchangeable for the Company's units.

          (b) Purchaser's Senior Units Participation Right shall terminate upon and not be exercisable in connection with the closing of the Company's initial registered public offering.

          4.6.2 ZACHS UNIT PARTICIPATION RIGHT

          (a) Prior to any sale and/or issuance by the Company (a "Zachs Issuance") of any Units of the Company to Henry M. Zachs or an Affiliate (as defined below) of Henry M. Zachs (the "Zachs Units") or any security exercisable for or convertible into such Units (the "Zachs Units Equivalents"), except for securities exercisable or convertible into units pursuant to an Option Plan or other employee benefit plan, the Company shall give Purchaser written notice of the Company's intention to sell and/or issue such Zachs Units or Zachs Units Equivalents, setting forth the proposed price, quantity and other material terms and conditions under which the Company proposes to make such sale and/or issuance. Purchaser shall have the right (the "Zachs Units Participation Right") to purchase or otherwise acquire up to fifty percent (50%) of Zachs Units and/or Zachs Units
Equivalents, or any portion thereof, proposed to be purchased by Henry M.
Zachs or his Affiliates in such Zachs Issuance on terms which are at least as favorable to Purchaser as the terms on which the Company proposes to sell or otherwise issue such Zachs Units or Zachs Units Equivalents in such Zachs Issuance. Purchaser shall have thirty (30) days from the giving of the Notice of Issuance (the "Purchaser Election Period") to notify the Company in writing that it elects to purchase or otherwise acquire some or all of its share of the Zachs Units or Zachs Unit Equivalents which it is entitled to purchase or otherwise acquire under this Section 4.6.2(a). Any such notice is not revocable upon expiration of the Participation Election Period, and the Purchaser must close within fifteen (15) days of of such notice of election.

         "Affiliate" as used in this Section 4.6.2(a) means any individual or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control, with another individual or entity.

          (b) In the event that the Manager of the Company decides that in the good-faith judgment of the Company, it would be seriously detrimental to the Company and its shareholders to have the Purchaser exercise the Zachs Units Participation Right pursuant to the terms of Section 4.6.2(a), the Company may effect a Zachs Issuance without the Purchaser's participation as set forth in
Section 4.6.2(a); PROVIDED HOWEVER, that (i) the Company shall promptly notify the Purchaser upon the closing of the Zachs Issuance that a Zachs Issuance has occurred pursuant to this Section 4.6.2(b) (the "Post-Issuance Notice") and (ii) the Purchaser shall have the right (the "Post-Issuance Right") to purchase or otherwise acquire that number of Zachs Units, on terms at least as favorable on which the Company sold or otherwise issued Zachs Units or Zachs Units Equivalents in such Zachs Issuance, equal to the number of Zachs Units and/or Zachs Units sold or otherwise issued in the Zachs Issuance, or any portion thereof, and shall notify the Company of such election within thirty (30) days of receipt of the Post-Issuance Notice. Any such notice is not revocable upon expiration of such thirty (30) day period, and the Purchaser must close within fifteen (15) days of of such notice of election.

          (c) Purchaser's Zachs Units Participation Right and Post-Issuance Right shall terminate upon the closing of the Company's initial registered public offering.

     4.7. CONFIDENTIALITY; ANNOUNCEMENTS.

          (a) The Company and Purchaser shall not use or disclose to others, or permit the use or disclosure of, any and all existing and hereafter obtained non-public information furnished by each to the other (including confidential information transmitted by each to its managers, officers, directors, representatives, accountants, counsel, advisors or bankers) except as required by law or to the extent that any such information may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality. The parties may, as reasonably necessary, disclose the terms of the Agreement herein for purposes of due diligence relating to acquisition transactions and financings.

          (b) Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing the parties may (i) make appropriate announcements to customers, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable law.


                                   ARTICLE V

                              REGISTRATION RIGHTS


     5.1. DEFINITIONS. As used in this Agreement, the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement. The term "Registrable Securities" means (i) the Initial Purchaser Units and the Purchase Units issued or issuable on conversion of either or both of the Debentures; (ii) any and all shares of capital stock issued in consequence of an Incorporation Transaction, as defined in the Operating Agreement, as supplemented by the Certificate of Designation; or (iii) any and all securities issued or exchanged, as the case may be, in respect of any of the securities referred to in clauses (i) and (ii) as a result of a split or dividend of a security, reorganization, recapitalization or the like; PROVIDED THAT, in every case, particular units or shares of any of the foregoing shall cease to be Registrable Securities once they have been sold in any public offering or can be resold without limitation, under Rule 144(k) or any successor provision of the Securities Act.

     5.2. DEMAND TO REGISTRATION.

          (a) NOTICE: If the Company (including, for purposes of this Section 5, any shares of capital stock received by Purchaser pursuant to the Incorporation Transaction) receives from Purchaser a written request that the Company register Registrable Securities equivalent to at least twenty percent (20%) of the aggregate number then outstanding, or a lesser percentage if the anticipated aggregate offering price of the Registrable Securities to be registered, net of standard underwriting discounts, would exceed $5,000,000, the Company will (i) promptly give notice of the proposed registration to all other holders of the Company's securities and (ii) as soon as practicable, use its best efforts to register such Registrable Securities as requested and to facilitate the sale and distribution of the Purchasers' Registrable Securities as specified in such request

          (b) UNDERWRITING: The Purchaser agrees to provide the Company with the name of a nationally-recognized managing underwriter or underwriters that they propose to employ, subject to the approval of the Company, which shall not be unreasonably withheld as a part of Purchaser's request made pursuant to this
Section 5.2. The right of Purchaser to register its Registrable Securities is conditioned upon Purchaser's participation in the underwriting, including its entering into an underwriting agreement in customary form with the underwriters.

          (c) CUTBACKS: If the managing underwriter advises the Company and Purchaser in writing that in its good faith judgment the number of securities requested to be included in such registration exceeds the number of securities that can be sold in such offering, then the number of Registrable Securities requested to be included in such registration shall be reduced to that number of Registrable Securities which in the good faith judgment of the managing underwriter can be sold in the offering.

          (d) COMPANY PARTICIPATION: The Company and other holders of the Company's securities may include securities for its (or their) own account in such registration if the managing underwriter so agrees and if the number of securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

          (e) LIMITATIONS: No demand for registration under this Section 5.2 shall be made until at least six (6) months after an initial public offering by the Company. The Company shall not be obligated to effect any demand registration pursuant to this Section 5.2, if the Company has already effected two registrations upon request from Purchaser pursuant to this Section 5.2. In the event that the Company has received a request for registration pursuant to this Section 5.2 and if the registration would become effective within one hundred eighty (180) days following the effective date of a public offering by the Company of securities for its own account, the Company shall have the right, upon prompt notification to the Purchaser, to decline the request for registration; provided that the Company shall take such actions as may be reasonably necessary in order that the registration pursuant to this Section 5.2 shall be declared effective as soon as practicable after the expiration of such one hundred eighty (180) days period, and in the event that the Company has received a request for registration pursuant to this Section 5.2 and if at the time of such receipt the Company has a bona fide good faith intention to file within 120 days a registration statement for its own account of any of the Company's securities, the Company shall have the right, upon prompt notification to Purchaser to decline the request for registration, provided that Purchaser is entitled to join in the offering initiated by the Company in the manner and to the extent provided in Section 5.3 below. Any such declined request for registration shall not count as a request for registration pursuant to this
Section 5.2.

     5.3. PIGGYBACK REGISTRATION.

          (a) NOTICE: If, after the Company's initial registered public offering, the Company decides to register any of its securities in an underwritten offering (other than a registration on any form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the Registrable Securities), the Company will (i) promptly give Purchaser written notice, and (ii) include in such registration all Registrable Securities specified in a written response, made within 15 calendar days after the date of such written notice from the Company, by Purchaser.

          (b) UNDERWRITING: Purchaser shall have the right to select a co-managing underwriter reasonably acceptable to the Company for any registration in which Purchaser is including Registrable Securities pursuant to this Section 5.3. The right of Purchaser to register its Registrable Securities is conditioned upon Purchaser's participation in the underwriting, including its entering into an underwriting agreement in customary form with the underwriters.

          (c) CUTBACKS: The underwriters may limit the amount of securities to be included in the registration by the Company's shareholders in view of market conditions. If, however, such a limitation is required, the securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: first to the holders of securities of the Company initiating such registration pursuant to the exercise of demand registration rights or to the Company for its own account if such registration was initiated by the Company, second, to the extent permitted by such limitation, by the Purchaser and all other holders of securities of the Company having registration rights which are pari passu with the rights of the Purchaser, pro rata based on the total number of securities proposed to be registered.

     5.4. COMPANY DELAY OF REGISTRATION. The Company shall file a registration statement as soon as practicable after receipt of a request specified in Section
5.2 or 5.3; however, if in the good faith judgment of the management of the Company that it would be of serious detriment to the Company and its shareholders for such registration statement to be filed promptly, such detriment including, without limitation, (i) such filing of the registration statement requiring disclosure of information not otherwise then required to be disclosed, the disclosure of which would adversely affect any material business opportunity, transaction or negotiation then contemplated by the Company or (ii) such filing of the registration statement not reasonably being in the best interests of the Company, the Company shall have the right to defer such filing for a period of not more than 120 calendar days.

     5.5. EXPENSES OF REGISTRATION. All Registration Expenses relating to securities registered by Purchaser shall be borne by the Company. "Registration Expenses" means all expenses incurred by the Company in complying with this
Section 5, including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for the selling shareholders, blue sky fees, and expenses and the expense of any special audits incident to or required by any such registration but shall not include underwriting discounts, commissions or fees (which discounts, commissions and fees shall be borne pro rata by the Purchaser and any other holder of Company Securities requesting registration on the basis of the number of their shares registered); provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by a majority in interest of the holders of company securities requesting registration (other than as a result of a material adverse change in the Company's business, financial condition or operating results or as a result of an event which materially and adversely affect the holders' ability to sell their shares in compliance with Federal securities laws), the registration statement does not become effective, in which case the Purchaser and any other holder of Company securities requesting registration shall bear such Registration Expenses PRO RATA on the basis of the number of their securities included in the registration request.

     5.6. REGISTRATION PROCEDURES. In the case of each registration effected pursuant to this Article V, the Company will, upon request, inform Purchaser as to the status of each such registration. At its expense, the Company will:

          (a) Keep such registration, and any qualification or compliance under state securities laws which the Company determines to obtain, effective for a period of 180 calendar days or until Purchaser has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that the Company, in good faith, may delay the filing of any required amendment or supplement to the registration for a reasonable period of time, not to exceed one hundred twenty (120) days in order to permit the Company (i) to effect disclosure or disposition or consummation of any transaction requiring confidential treatment which is being actively pursued at such time and which would require disclosure in the registration statement or
(ii) to negotiate, effect or complete any transaction which the Company reasonably believed might be jeopardized, delayed or made more costly to the Company by disclosure in the registration statement;

          (b) Furnish such number of prospectuses and other documents incident thereto as Purchaser from time to time may reasonably request;

          (c) Supply to Purchaser drafts of the registration statement for its review and Purchaser shall have the right to approve the portions of the registration statement which relate to Purchaser, provided that such approval is not to be unreasonably withheld or delayed;

          (d) Use its best efforts to register and quality the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by Purchaser, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

          (e) Notify Purchaser when a prospectus relating thereto is required to be delivered under the Securities Act, at any time that the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     5.7. FORM S-3. Following the Company's Initial Public Offering, the Company shall use its best efforts to become eligible to register offerings of securities on SEC Form S-3 or its successor form. After the Company has qualified for the use of Form S-3, the Purchaser shall have the right to request registration on Form S-3 (which request shall be in writing and shall state the number of shares of Registrable Securities to be registered and the intended method of disposition of shares by the Purchaser).

     Notwithstanding the foregoing:

          (a) The Company shall not be required to effect a registration pursuant to this Section 5.7 within 180 days of the effective date of any registration referred to in Sections 5.2 and 5.3 above or the effective date of the last registration pursuant to this Section 5.7;

          (b) The Company shall not be required to effect a registration pursuant to this Section 5.7 unless the Purchaser requesting registration propose to dispose of Registrable Securities having an anticipated aggregate price to the public (before deduction of underwriting discounts and expenses of sale) of at least $5,000,000; and

          (c) The Company shall have the right to defer filing a registration statement pursuant to this Section 5.7 for a period of up to 120 days following the requested filing date if the Company furnishes to the Purchaser requesting registration a certificate signed by an authorized officer of the Company stating that in the good faith judgment of the Company, it would be a serious detriment to the Company and its shareholders for such registration statement to be filed at the time requested, such detriment including, without limitation,
(i) such filing of the registration statement requiring disclosure in the registration statement of information not otherwise then required to be disclosed, the disclosure of which would adversely affect any material business opportunity, transaction or negotiation then contemplated by the Company or (ii) such filing of the registration statement not reasonably being in the best interests of the Company.

     Subject to the foregoing, the Company shall give notice to the holders of all Company securities of a request for registration pursuant to this Section
5.7 and shall provide a reasonable opportunity for other holders to participate in the registration; provided that if the registration is for an underwritten offering, the terms of Sections 5.2(b), (c) and (d) shall apply to such offering. The Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Purchaser thereof for purposes of disposition.

     5.8. INDEMNIFICATION.

          (a) BY THE COMPANY: To the extent permitted by law, the Company will indemnify the Purchaser with respect to which registration has been effected pursuant to this Agreement, each of its officers, directors and partners, each person controlling such Purchaser, each manager and controlling person of the Company and each officer of the Company who signed the registration statement, each underwriter of offerings effected pursuant to this Agreement, if any, and each person who controls any such underwriter, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") or any state securities law applicable to the Company or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such state law and relating to action or inaction required of the Company in connection with any such registration. The Company will reimburse the Purchaser, each of its officers, directors and partners, and each person controlling the Purchaser, each such underwriter and each person who controls any such underwriter, within a reasonable amount of time after such expense is incurred for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 5.8(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Company; AND PROVIDED FURTHER, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Purchaser or underwriter specifically for use therein.

          (b) BY THE PURCHASER. The Purchaser will, as to each registration in which such Purchaser is participating, indemnify the Company, each of its directors, managers and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company within the meaning of the Securities Act and each other holder of Company securities as to such registration is being effected and such other holders, officers, directors and each person controlling such other holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and its officers, persons and underwriters and such other holders, officers, managers and directors for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein; PROVIDED, HOWEVER, that (i) the indemnity agreement contained in this Section 5.8((b)) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Purchaser and (ii) that the total amount for which the Purchaser shall be liable under this Section 5.8(b) shall not in any event exceed the aggregate proceeds received by such Purchaser from the sale of Registrable Securities held by such Purchaser in such registration.

     5.9. INDEMNIFICATION PROCEDURES. Each party entitled to indemnification under this Section 5.9 ("Indemnification") (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the

Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED THAT counsel for the Indemnifying Party proposed to conduct the defense of such claim or litigation shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party's election and expense; PROVIDED FURTHER, THAT the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in prejudice to the Indemnifying Party; AND PROVIDED FURTHER, THAT an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses of such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by counsel for the Indemnifying Party in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all Indemnified Parties of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defenses of and claim and litigation resulting therefrom.

     5.10. RULE 144 REPORTING. With a view to making available to the Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act ("Rule 144"), after 90 days after the effective date of the registration for the Initial Public Offering;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

          (c) so long as the Purchaser owns any Registrable Securities, to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the Initial Public Offering) and the Securities Act and Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents filed with the SEC by the Company as the Purchaser may reasonably request in complying with any rule or regulation of the SEC allowing the Purchaser to sell any such securities without registration.

     5.11. TERMINATION OF REGISTRATION RIGHTS. The obligations of the Company pursuant to this Section 5 ("Registration Rights") shall terminate with respect to the Purchaser on the earlier of (i) three years following the effective date of the Company's initial public offering or (ii) at such time as (a) the Company is then providing current public information within the meaning of Rule 144(c)(1), and (b) such Purchaser is, or has been, able to sell under Rule 144 during any one 3-month period all of the remaining Registrable Securities issued to the Purchaser.

     5.12. MARKET STANDOFF AGREEMENT. Purchaser agrees that it will not sell, grant an option to purchase or otherwise transfer or dispose of any Company securities held by Purchaser during the 180 day period following the effective date of a registration statement filed under the Securities Act (other than Registrable Securities included in such Registration statement) without the prior written consent of the Company; provided, however, that all holders of greater than 5% of the Company's securities enter into similar agreements on substantially similar terms.


                                   ARTICLE VI

                               CLOSING DELIVERIES


     6.1. THE COMPANY'S ACTIONS AT THE CLOSING: At the Closing, the Company will deliver to the Purchaser the following against delivery of the purchase price specified in Section 6.2 hereof:

          (a) originals, executed by the Manager on behalf of Company, of the Certificate of Designation;

          (b) originals, executed by the Company; of the Debentures; and

          (c) an opinion of Brenner, Saltzman & Wallman LLP, in the form attached hereto as EXHIBIT E.


     6.2. THE PURCHASER'S ACTIONS AT THE CLOSING. At the Closing, the Purchaser will deliver to the Company the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) in cash by check or wire transfer to an account designated by the Company on the Closing Date against delivery of the items specified in Section
6.1 hereof.

                                   ARTICLE VII

                                  MISCELLANEOUS


     7.1. GOVERNING LAW. This Agreement will be governed in all respects by the laws of the State of Connecticut as such laws are applied to agreements between Connecticut residents entered into and to be performed entirely within Connecticut.

     7.2. SURVIVAL. The representations, warranties, covenants and agreements made herein will survive the execution of this Agreement and the Closing of the transactions contemplated hereby.

     7.3. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, including, without limitation the Incorporation Transaction Corporation. Purchaser may not assign its rights to purchase the Purchase Units or either of the Debentures and the Company may not assign its rights to receive the proceeds of such purchase, except to the Reincorporation Corporation.

     7.4. ENTIRE AGREEMENT. This Agreement, the exhibits to this Agreement and the other documents delivered pursuant hereto or incorporated by reference herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersede all prior oral and written understandings, agreements and commitments with regard to such subjects by or among the parties hereto.

     7.5. NOTICES, ETC. All notices and other communications required or permitted hereunder will be in writing and will be mailed by nationally recognized overnight courier, addressed, if to

         the Purchaser:       Bay Networks, Inc.
                              4401 Great America Parkway
                              Santa Clara, CA  95052-8182
                              Attention:  General Counsel


         with a copy to:      Gray Cary Ware & Freidenrich
                              400 Hamilton Avenue
                              Palo Alto, CA  94301-1825
                              Attention:  Bruce E. Schaeffer, Esq.

         the Company:         Ziplink LLC
                              40 Woodland Street
                              Hartford, CT  06105
                              Attention:  Henry M. Zachs or Manager
         with a copy each to:

                              Ziplink LLC
                              900 Chelmsford Street
                              Tower One, Fifth Floor
                              Lowell, Massachusetts  01857
                              Attn:  President


                              Brenner, Saltzman & Wallman, LLP
                              271 Whitley Avenue
                              New Haven, CT  05511
                              Attention:  Wayne A. Martino, Esq.

     7.6. NO WAIVERS. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any such failure or delay, or any single or partial exercise of any such right, preclude any further or other exercise of such right or any other right.

     7.7. SEPARABILITY. If any provision of this Agreement, or the application thereof, is for any reason and to any extent determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as best to reasonably effect the intent of the parties hereto. The parties agree to use their best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent greatest possible, the economic, business and other purposes of the void or unenforceable provision.

     7.8. EXPENSES. The Company and the Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

     7.9. TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

     The parties have executed this Agreement as of the day and year first above written.


                                        ZIPLINK, LLC


                                        By: /s/HENRY M. ZACHS
                                           -----------------------
,                                          Henry M. Zachs, Manager


                                        BAY NETWORKS, INC.:

                                        By:/s/ David Rynne
                                           --------------------------
                                           CFO
                                           --------------------------


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